Exhibit 99.1

EZCORP REPORTS THIRD QUARTER REVENUES OF $241 MILLION,
AND EARNINGS PER SHARE OF $0.21
Company confirms Q4 EPS outlook of $0.37-$0.39 including the impact of its recent financing

AUSTIN, Texas (July 29, 2014) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced its financial results for the third quarter of fiscal 2014.
For the quarter, total revenues were $241 million, with net income from continuing operations of $11.3 million and earnings per share of $0.21.

Mark Kuchenrither, EZCORP’s Interim President and Chief Executive Officer, stated, “We are pleased to have met our outlook for the third quarter. Our Pawn businesses and our Grupo Finmart business continued to drive our growth, representing 69% of our total revenues this quarter. During the quarter we strengthened our financial flexibility by raising $230 million through a private convertible debt offering which enabled us to pay off all amounts outstanding under our senior secured credit agreement and to buy back one million shares of stock. These capital structure enhancements in combination with our improving operational efficiencies enhance our ability to grow revenue and earnings, while improving the customer experience."

Consolidated Financial Highlights — Third Quarter Fiscal 2014 vs. Prior Year Quarter

•
Earning assets, including credit service organization (CSO) loans, were $443 million at quarter-end, an increase of 7% from continuing operations, as a result of growth in consumer loans at Grupo Finmart, as well as strong growth of installment loans in the U.S.

•
Total revenues were $241 million, an increase of 3% compared to $235 million in the same period last year. Excluding an expected decrease in gold scrapping, total revenues were up 6%, driven by 3% increases in consumer loan fees and merchandise sales in the United States and Mexico. In addition, we had two structured financing transactions at Grupo Finmart from which we recognized $10 million of revenues.

•
Cash and cash equivalents, including restricted cash, were $86 million at quarter-end, with aggregate consolidated debt of $382 million, comprised of the $230 million of our newly issued convertible debt and $152 million of Grupo Finmart third-party debt, which is non-recourse to EZCORP.

U.S. & Canada
Pawn —

▪	Pawn loan balances were $141 million at quarter-end, up 2% in total and up 3% on a same-store basis due to transactional growth in new loans made in general merchandise and jewelry.

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▪
Redemption rates were 85%, up 100 basis points compared to a year ago, driven by a 200 basis point increase in the jewelry redemption rate to 89%, and a 100 basis point increase in general merchandise redemption rate to 78%.

▪
Total merchandise sales increased 4% in total and 5% on a same-store basis over the same quarter last year, driven by growth in storefront jewelry sales and strong online performance. Gross margin on merchandise sales was 38%.

▪
Jewelry sales increased 18% in total and 16% on a same-store basis compared to the same quarter last year, with gross margin of 43%. For the first nine months of the fiscal year, jewelry sales growth was 27% in total and 23% on a same-store basis.

▪	Online sales grew 51% over the same quarter last year and accounted for roughly10% of the segment’s total merchandise sales. Gross margin was 43% as compared to 42% for the same quarter last year.
Financial Services —

•
Total loan balances including CSO loans, net of reserves, were $48 million at quarter-end, a 5% increase over the same quarter last year. For the quarter, including CSO loans, installment loans were up 51% while auto title loans decreased 1% and traditional payday loans declined 9%.

•
Total loan fees were $42 million, up 4% over the same quarter last year. The gap in growth between loan balances and fees year-over-year is the result of a shift in product mix to lower yielding products driven by a more competitive marketplace and regulatory impact.

•	Bad debt as a percentage of fees was 31%, up 600 basis points over the same quarter last year, driven primarily by our online lending business.
Latin America
Consumer Lending —
On the last day of the third quarter of fiscal 2014, EZCORP acquired an additional 16% percent ownership of Grupo Finmart and now owns 76% of the company. Grupo Finmart is a vertically integrated lender focused on the following core business activities:

•	Development and servicing of primarily government agency contracts authorizing Grupo Finmart to lend to agency employees.

•	Origination of new loans through a number of expanding sales channels (direct/indirect sales teams, call center, mobile units and branches).

•	Grupo Finmart is a financial intermediary that has developed a hybrid business comprised of a distributor model and a loan portfolio model.

•	Grupo Finmart began using structured financing transactions in the first quarter of this year. As a result, Grupo Finmart operates as a distributor, while continuing to service customer loans.

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•	Grupo Finmart will continue to grow the loan portfolio as well as sell a portion of the portfolio on a regular basis.

•
The hybrid approach is an important competitive advantage for the business that allows for maximum flexibility, healthy diversification in funding sources and consistent availability of capital for growth.

In the third quarter, Grupo Finmart's financial results were driven by focusing on organic growth initiatives, optimizing financing strategy, and capitalizing on increasing market demand.

•	New loan originations for the quarter grew 22% over last year to $22 million from $18 million.

•	Total consumer loan fees and interest was $15 million, up 15% as compared to the same period last year.

•	Three new government contracts were signed including one with the State of Tabasco.

•	Bad debt as a percentage of fees was 9%, up from 5% in the same last quarter last year.

•
Our planned structured financing transactions this quarter resulted in $38 million in accelerated cash flow to fund new loan originations, and a $10 million gain reported in “Consumer loan sales and other.”

•	This quarter's structured asset sales represented less than 25% of the company's current loan portfolio.
Pawn — Latin America

•	Pawn loan balances were $17 million, up 7% over the same quarter last year. The yield on the loan balance improved 1100 basis points to 195% as compared to the same period last year.

•
Redemption rates were 76%, up 300 basis points compared to a year ago, driven by a 600 basis point increase in jewelry redemption rates to 75% and a 300 basis point increase in general merchandise to 76%.

•	Merchandise sales decreased 4% compared to last year.
Other International
Online Lending —

•	At Cash Genie, our U.K. online lending business, total loan fees were $5 million for the quarter.

▪	Total loan balances at the end of the quarter were $3 million.

▪	Bad debt as a percentage of fees was 66% for the quarter, as a result of business changes related to Financial Conduct Authority (FCA) regulations.

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Strategic Affiliates —

•	Our income from our Cash Converters International affiliate was $2 million.
CEO Commentary
Mr. Kuchenrither added, “As we have announced, there have been significant changes to the management and board of EZCORP over the past two weeks. These strategic changes were made in order to refocus the company on building a sustainable growth model which creates long-term shareholder value. We will employ a capital allocation strategy that is focused on achieving a return on invested capital of at least 15%."
Outlook
The company confirms its outlook for Q4 earnings per share of $0.37 to $0.39 from continuing operations, including the impact of our recent financing. This outlook does not take into account any potential expenses related to the recent management and board changes at the company.

The company provides supplemental information on its website. For additional content, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.
About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

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Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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EZCORP, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Merchandise sales	$89,170	$86,576	$298,211	$281,262
Jewelry scrapping sales	20,273	26,288	74,169	113,579
Pawn service charges	59,917	60,397	183,212	187,812
Consumer loan fees and interest	61,144	59,234	192,258	183,119
Consumer loan sales and other	10,876	2,671	22,587	10,169
Total revenues	241,380	235,166	770,437	775,941
Merchandise cost of goods sold	55,751	51,050	183,196	164,711
Jewelry scrapping cost of goods sold	15,131	20,377	55,262	80,993
Consumer loan bad debt	17,246	12,518	46,100	34,496
Net revenues	153,252	151,221	485,879	495,741
Operating expenses:
Operations	109,575	104,230	330,408	309,346
Administrative	14,467	12,644	50,244	34,918
Depreciation	7,551	7,377	22,556	21,008
Amortization	1,640	1,591	5,555	3,621
(Gain) loss on sale or disposal of assets	(26)	178	(5,974)	220
Total operating expenses	133,207	126,020	402,789	369,113
Operating income	20,045	25,201	83,090	126,628
Interest expense, net	6,073	3,637	15,680	11,027
Equity in net income of unconsolidated affiliates	(2,117)	(4,328)	(3,880)	(13,491)
Impairment of investments	—	—	7,940	—
Other (income) expense	(370)	96	786	—
Income from continuing operations before income taxes	16,459	25,796	62,564	129,092
Income tax expense	4,302	9,139	18,387	42,084
Income from continuing operations, net of tax	12,157	16,657	44,177	87,008
Income (loss) from discontinued operations, net of tax	186	(21,497)	1,628	(24,813)
Net income (loss)	12,343	(4,840)	45,805	62,195
Net income from continuing operations attributable to redeemable noncontrolling interest	837	1,041	3,738	3,378
Net income (loss) attributable to EZCORP, Inc.	$11,506	$(5,881)	$42,067	$58,817

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$0.21	$0.29	$0.74	$1.56
Discontinued operations	—	(0.40)	0.03	(0.46)
Diluted earnings per share	$0.21	$(0.11)	$0.77	$1.10

Weighted average shares outstanding diluted	54,395	54,255	54,529	53,540

Net income from continuing operations attributable to EZCORP, Inc.	$11,320	$15,616	$40,439	$83,630
Income (loss) from discontinued operations attributable to EZCORP, Inc.	186	(21,497)	1,628	(24,813)
Net income (loss) attributable to EZCORP, Inc.	$11,506	$(5,881)	$42,067	$58,817

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EZCORP, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$49,999	$45,955
Restricted cash	13,248	3,132
Pawn loans	157,491	154,095
Consumer loans, net	76,748	42,883
Pawn service charges receivable, net	29,307	28,590
Consumer loan fees and interest receivable, net	38,351	35,315
Inventory, net	132,021	122,503
Deferred tax asset	13,825	15,716
Income tax prepaid	21,779	12,937
Prepaid expenses and other assets	113,458	37,377
Total current assets	646,227	498,503
Investments in unconsolidated affiliates	90,730	146,707
Property and equipment, net	109,458	110,312
Restricted cash, non-current	22,473	2,182
Goodwill	436,765	430,940
Intangible assets, net	62,915	60,687
Non-current consumer loans, net	51,798	82,935
Deferred tax asset	9,308	—
Other assets, net	92,693	28,835
Total assets	$1,522,367	$1,361,101
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$21,029	$33,525
Current capital lease obligations	520	533
Accounts payable and other accrued expenses	90,234	68,960
Other current liabilities	8,716	22,640
Customer layaway deposits	8,206	7,912
Total current liabilities	128,705	133,570
Long-term debt, less current maturities	360,628	198,374
Long-term capital lease obligations	—	521
Deferred tax liability	—	8,948
Deferred gains and other long-term liabilities	18,463	23,351
Total liabilities	507,796	364,764
Temporary equity:
Redeemable noncontrolling interest	36,645	56,837
EZCORP, Inc. stockholders’ equity	977,926	939,500
Total liabilities and stockholders’ equity	$1,522,367	$1,361,101

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended June 30, 2014
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$74,674	$14,496	$—	$89,170	$—	$89,170
Jewelry scrapping sales	18,909	1,364	—	20,273	—	20,273
Pawn service charges	51,894	8,023	—	59,917	—	59,917
Consumer loan fees and interest	41,749	14,839	4,556	61,144	—	61,144
Consumer loan sales and other	531	10,333	12	10,876	—	10,876
Total revenues	187,757	49,055	4,568	241,380	—	241,380
Merchandise cost of goods sold	45,927	9,824	—	55,751	—	55,751
Jewelry scrapping cost of goods sold	13,894	1,237	—	15,131	—	15,131
Consumer loan bad debt	12,894	1,361	2,991	17,246	—	17,246
Net revenues	115,042	36,633	1,577	153,252	—	153,252
Operating expenses (income):						—
Operations	84,553	22,112	2,910	109,575	—	109,575
Administrative	—	—	—	—	14,467	14,467
Depreciation	4,305	1,502	80	5,887	1,664	7,551
Amortization	414	329	4	747	893	1,640
Loss (gain) on sale or disposal of assets	129	11	(160)	(20)	(6)	(26)
Interest expense (income), net	—	4,234	(2)	4,232	1,841	6,073
Equity in net income of unconsolidated affiliates	—	—	(2,117)	(2,117)	—	(2,117)
Other (income) expense	(7)	(167)	—	(174)	(196)	(370)
Segment contribution	$25,648	$8,612	$862	$35,122
Income (loss) from continuing operations before income taxes				$35,122	$(18,663)	$16,459

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended June 30, 2013
	U.S. & Canada	Latin America	Other International	Segments Total	Corporate Items	Consolidated
Revenues:
Merchandise sales	$71,464	$15,112	$—	$86,576	$—	$86,576
Jewelry scrapping sales	26,288	—	—	26,288	—	26,288
Pawn service charges	52,505	7,892	—	60,397	—	60,397
Consumer loan fees and interest	40,279	12,864	6,091	59,234	—	59,234
Consumer loan sales and other	1,058	1,034	579	2,671	—	2,671
Total revenues	191,594	36,902	6,670	235,166	—	235,166
Merchandise cost of goods sold	41,795	9,255	—	51,050	—	51,050
Jewelry scrapping cost of goods sold	20,285	92	—	20,377	—	20,377
Consumer loan bad debt expense	9,994	685	1,839	12,518	—	12,518
Net revenues	119,520	26,870	4,831	151,221	—	151,221
Operating expenses (income):
Operations	84,194	16,513	3,523	104,230	—	104,230
Administrative	—	—	—	—	12,644	12,644
Depreciation	4,184	1,420	93	5,697	1,680	7,377
Amortization	721	434	25	1,180	411	1,591
Loss on sale or disposal of assets	174	4	—	178	—	178
Interest (income) expense, net	(25)	2,790	—	2,765	872	3,637
Equity in net income of unconsolidated affiliates	—	—	(4,328)	(4,328)	—	(4,328)
Other expense	—	57	—	57	39	96
Segment contribution	$30,272	$5,652	$5,518	$41,442
Income (loss) from continuing operations before income taxes				$41,442	$(15,646)	$25,796

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Nine Months Ended June 30, 2014
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$253,501	$44,710	$—	$298,211	$—	$298,211
Jewelry scrapping sales	69,531	4,638	—	74,169	—	74,169
Pawn service charges	161,117	22,095	—	183,212	—	183,212
Consumer loan fees and interest	136,108	43,460	12,690	192,258	—	192,258
Consumer loan sales and other	2,025	20,520	42	22,587	—	22,587
Total revenues	622,282	135,423	12,732	770,437	—	770,437
Merchandise cost of goods sold	153,864	29,332	—	183,196	—	183,196
Jewelry scrapping cost of goods sold	51,257	4,005	—	55,262	—	55,262
Consumer loan bad debt	37,571	3,206	5,323	46,100	—	46,100
Net revenues	379,590	98,880	7,409	485,879	—	485,879
Operating expenses (income):
Operations	261,161	58,580	10,667	330,408	—	330,408
Administrative	—	—	—	—	50,244	50,244
Depreciation	12,867	4,411	288	17,566	4,990	22,556
Amortization	1,723	1,553	55	3,331	2,224	5,555
(Gain) loss on sale or disposal of assets	(6,630)	15	(1)	(6,616)	642	(5,974)
Interest (income) expense, net	(11)	11,628	(4)	11,613	4,067	15,680
Equity in net income of unconsolidated affiliates	—	—	(3,880)	(3,880)	—	(3,880)
Impairment of investments	—	—	7,940	7,940	—	7,940
Other (income) expense	(7)	(208)	346	131	655	786
Segment contribution (loss)	$110,487	$22,901	$(8,002)	$125,386
Income (loss) from continuing operations before income taxes				$125,386	$(62,822)	$62,564

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Nine Months Ended June 30, 2013
	U.S. & Canada	Latin America	Other International	Segments Total	Corporate Items	Consolidated
Revenues:
Merchandise sales	$237,577	$43,685	$—	$281,262	$—	$281,262
Jewelry scrapping sales	108,777	4,802	—	113,579	—	113,579
Pawn service charges	165,202	22,610	—	187,812	—	187,812
Consumer loan fees and interest	126,873	36,583	19,663	183,119	—	183,119
Consumer loan sales and other	5,469	2,880	1,820	10,169	—	10,169
Total revenues	643,898	110,560	21,483	775,941	—	775,941
Merchandise cost of goods sold	138,936	25,775	—	164,711	—	164,711
Jewelry scrapping cost of goods sold	76,922	4,071	—	80,993	—	80,993
Consumer loan bad debt expense (benefit)	27,363	(1,024)	8,157	34,496	—	34,496
Net revenues	400,677	81,738	13,326	495,741	—	495,741
Operating expenses (income):
Operations	251,593	46,483	11,270	309,346	—	309,346
Administrative	—	—	—	—	34,918	34,918
Depreciation	11,905	3,782	263	15,950	5,058	21,008
Amortization	1,490	1,285	74	2,849	772	3,621
Loss on sale or disposal of assets	202	18	—	220	—	220
Interest expense (income), net	7	8,205	(1)	8,211	2,816	11,027
Equity in net income of unconsolidated affiliates	—	—	(13,491)	(13,491)	—	(13,491)
Other (income) expense	(5)	(238)	(69)	(312)	312	—
Segment contribution	$135,485	$22,203	$15,280	$172,968
Income (loss) from continuing operations before income taxes				$172,968	$(43,876)	$129,092

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EZCORP, Inc.
Store Count Activity

	Three Months Ended June 30, 2014
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,037	318	—	1,355	5
De novo	5	—	—	5	—
Acquired	—	—	—	—	—
Sold, combined, or closed	(1)	(3)	—	(4)	—
End of period	1,041	315	—	1,356	5

	Three Months Ended June 30, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,058	345	—	1,403	9
De novo	5	15	—	20	—
Acquired	—	6	—	6	—
Sold, combined, or closed	(2)	(3)	—	(5)	(1)
End of period	1,061	363	—	1,424	8

Discontinued operations	(50)	(57)	—	(107)	—
Stores in continuing operations:	1,011	306	—	1,317	8

	Nine Months Ended June 30, 2014
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,030	312	—	1,342	8
De novo	19	6	—	25	—
Acquired	—	—	—	—	—
Sold, combined, or closed	(8)	(3)	—	(11)	(3)
End of period	1,041	315	—	1,356	5

	Nine Months Ended June 30, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	987	275	—	1,262	10
De novo	68	66	—	134	—
Acquired	12	26	—	38	—
Sold, combined, or closed	(6)	(4)	—	(10)	(2)
End of period	1,061	363	—	1,424	8

Discontinued operations	(50)	(57)	—	(107)	—
Stores in continuing operations:	1,011	306	—	1,317	8

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EZCORP, Inc.
Reconciliation of GAAP to Non-GAAP Results (Unaudited)
(in thousands, except per share data)

The following tables provide a reconciliation of the differences between the reported or projected non-GAAP financial measures for the periods indicated and the most comparable GAAP financial measures. The non-GAAP financial measures presented may not be directly comparable to similarly titled measures reported by other companies and their usefulness for such purposes are therefore limited. EZCORP management believes presentation of the non-GAAP financial measures enhances investors’ ability to analyze the Company’s operating results. However, non-GAAP financial measures are not an alternative to GAAP financial measures and should be read only in conjunction with financial measures presented on a GAAP basis.

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	GAAP	Non-GAAP Adjustment	Non-GAAP	GAAP	Non-GAAP Adjustment	Non-GAAP
Segment Contribution:
U.S. & Canada	$25,648	$—	$25,648	$30,272	$—	$30,272
Latin America	8,612	—	8,612	5,652	—	5,652
Other International*	862	—	862	5,518	(1,493)	4,025
Total Segment Contribution (Loss)	35,122	—	35,122	41,442	(1,493)	39,949

Administrative expense	14,467	—	14,467	12,644	—	12,644
Depreciation	1,664	—	1,664	1,680	—	1,680
Amortization	893	—	893	411	—	411
Gain on sale or disposal of assets	(6)	—	(6)	—	—	—
Interest expense, net	1,841	—	1,841	872	—	872
Other (income) expense	(196)	—	(196)	39	—	39
Income (loss) from continuing operations before income taxes	16,459	—	16,459	25,796	(1,493)	24,303
Income tax expense (benefit)	4,302	—	4,302	9,139	(529)	8,610
Income (loss) from continuing operations, net of tax	12,157	—	12,157	16,657	(964)	15,693
Income (loss) from discontinued operations, net of tax	186	—	186	(21,497)	—	(21,497)
Net income (loss)	12,343	—	12,343	(4,840)	(964)	(5,804)
Net income from continuing operations attributable to redeemable noncontrolling interest	837	—	837	1,041	—	1,041
Net income (loss) attributable to EZCORP, Inc.	$11,506	$—	$11,506	$(5,881)	$(964)	$(6,845)

Weighted Average Shares Outstanding - Diluted	54,395	—	54,395	54,255	—	54,255
EPS - Diluted	$0.21	$—	$0.21	$(0.11)	$(0.02)	$(0.13)
* The Other International non-GAAP adjustment includes our equity in the net income of Albemarle & Bond for the three months ended June 30, 2013.

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	Nine Months Ended June 30, 2014			Nine Months Ended June 30, 2013
	GAAP	Non-GAAP Adjustment	Non-GAAP	GAAP	Non-GAAP Adjustment	Non-GAAP
Segment Contribution:
U.S. & Canada	$110,487	$—	$110,487	$135,485	$—	$135,485
Latin America	22,901	—	22,901	22,203	—	22,203
Other International*	(8,002)	9,489	1,487	15,280	(4,430)	10,850
Total Segment Contribution (Loss)	125,386	9,489	134,875	172,968	(4,430)	168,538

Administrative expense (income)**	50,244	(7,951)	42,293	34,918	—	34,918
Depreciation	4,990	—	4,990	5,058	—	5,058
Amortization	2,224	—	2,224	772	—	772
Loss on sale or disposal of assets	642	—	642	—	—	—
Interest expense, net	4,067	—	4,067	2,816	—	2,816
Other expense	655	—	655	312	—	312
Income (loss) from continuing operations before income taxes	62,564	17,440	80,004	129,092	(4,430)	124,662
Income tax expense (benefit)	18,387	5,125	23,512	42,084	(1,444)	40,640
Income (loss) from continuing operations, net of tax	44,177	12,315	56,492	87,008	(2,986)	84,022
Income (loss) from discontinued operations, net of tax	1,628	—	1,628	(24,813)	—	(24,813)
Net income (loss)	45,805	12,315	58,120	62,195	(2,986)	59,209
Net income from continuing operations attributable to redeemable noncontrolling interest	3,738	—	3,738	3,378	—	3,378
Net income (loss) attributable to EZCORP, Inc.	$42,067	$12,315	$54,382	$58,817	$(2,986)	$55,831

Weighted Average Shares Outstanding - Diluted	54,529	—	54,529	53,540	—	53,540
EPS - Diluted	$0.77	$0.23	$1.00	$1.10	$(0.06)	$1.04
* The Other International non-GAAP adjustment includes the Albemarle & Bond impairment charge and its related foreign currency exchange loss during the nine months ended June 30, 2014 and our equity in the net income of Albemarle & Bond for the nine months ended June 30, 2013.
** The administrative expense (income) non-GAAP adjustment is due to the compensatory benefits charge recorded in the second quarter of fiscal 2014 related to Sterling B. Brinkley's retirement.

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